Exhibit 99.4
January 31, 2008
Carrizo Oil & Gas, Inc.
1000 Louisiana Street, Suite 1500
Houston, Texas 77002
Re: Reserves Evaluation to the Interests of Carrizo Oil & Gas, Inc. Heavy Oil Properties, Anderson County, Texas
Gentlemen:
Fairchild and Wells, Inc. (FAW) has performed an engineering evaluation to estimate proved reserves and future cash flows from heavy oil (steamflood) properties to the interests of Carrizo Oil & Gas, Inc. in Anderson County, Texas. This evaluation was authorized by Mr. S.P. Johnson IV, President of Carrizo Oil & Gas, Inc. (Carrizo). Projections of the anticipated future annual oil production and future cash flows have also been prepared utilizing property development schedules provided by Carrizo. The reserves and future cash flows to the evaluated interests were based on economic parameters and operating conditions considered applicable and are pursuant to the financial reporting requirements of the Securities and Exchange Commission (SEC). December 31, 2007 hydrocarbon prices were used in the preparation of this report and current costs were held constant throughout the life of the properties.
The estimated reserves and future cash flows shown in this report are for proved developed and proved undeveloped reserves. Our estimates do not include any value which might be attributed to interests in undeveloped acreage beyond those tracts for which reserves have been assigned.
In performance of this evaluation, we have relied upon information furnished by Carrizo with respect to property interests owned, production from such properties, current costs of operation and development, current prices for production, agreements relating to current and future operations and sale of production. With respect to the technical files supplied by Carrizo, we have accepted the authenticity and sufficiency of the data contained therein.
Future cash flow is presented after deducting production taxes and after deducting future capital costs and operating expenses, but before consideration of Federal income taxes. The future cash flow has been discounted at an annual rate of 10 percent to determine its “present worth.” The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties Our estimates of future revenue do not include any salvage value for the lease and well equipment.
The results of the study are summarized on the next page.

Carrizo Oil & Gas, Inc. January 31, 2008	Page 2
SUMMARY
ESTIMATED PROVED RESERVES AND FUTURE CASH—FLOWS CAMP HILL FIELD, ANDERSON CO., TX
TO THE INTERESTS OF CARRIZO OIL & GAS, INC., EFFECTIVE 1/1/2008

	Net	Future Cash Flows, Before NPI (M$)
	Reserves Mbbls	Undiscounted	Discounted at 10%
Existing Patterns
18 Pattern-Proved Producing	3.2	-51.4	-49.0
18 Pattern-Proved Non-Producing	704.2	47,716.3	38,252.6

18 Pattern Proved-Developed	707.4	47,664.9	38,203.7

10 Pattern-Proved Producing	0.9	-6.1	-5.8
10 Pattern-Proved Non-Producing	54.5	2,540.7	2,131.1

10 Pattern Proved-Developed	55.4	2,534.6	2,125.3

Royal Proved Producing	0.3	17.4	16.6
Rosson Proved Producing	0.2	8.6	8.2
Hanks Proved Producing	0.4	12.2	11.6
Gilbert Proved Producing	0.0	-1.9	-1.8
Moore B Proved Developed Non-Producing	125.3	8,393.9	6,695.8
Hanks Proved Developed Non-Producing	24.5	1,624.5	1,300.6
Temple Eastex Proved Developed Non-Producing	67.1	4,418.0	3,529.6
C. Rosson Proved Developed Non-Producing	35.8	2,389.4	1,915.2
Royal Proved Developed Non-Producing	629.3	42,529.8	34,040.1

Total Proved-Developed	1,645.6	109,591.3	87,844.8

Future Patterns
Delaney A Lease	844.6	54,073.9	13,740.7
Temple Eastex C Lease	1,290.4	83,113.7	17,289.8
Moore A Lease	132.6	8,571.9	1,472.9
Hanks Lease	186.8	11,257.4	3,736.8
C. Rosson	1,455.6	91,470.4	30,855.6
Royall	2,433.5	157,121.0	80.831.9

Total Proved Undeveloped	6,343.6	405,608.3	147,927.8

Total Proved	7,989.3	515,199.7	235,772.6
FUTURE CASH FLOW — TOTAL PROJECT BY YEAR (AFTER NPI)

	Future Cash Flows After NPI (M$)
Year	Undiscounted	Discounted at 10%
2008	-2,746.0	-2,618.2
2009	36,637.1	31,756.5
2010	44,808.5	35,308.5
2011	16,994.8	12,174.2
2012	25,615.4	16,681.4
2013	38,295.0	22,671.6
2014	27,055.2	14,561.2
2015	22,987.0	11,247.0
2016	33,005.4	14,680.7
2017	29,605.4	11,971.3
2018	25,293.5	9,297.9
2019	22,687.7	7,581.9
2020	26,611.9	8,084.8
2021	26,537.1	7,329.1
2022	27,393.6	6,877.9
2023	28,446.9	6,493.0
2024	27,742.9	5,756.7
2025	21,632.4	4,080.7
2026	9,009.5	1,545.0
2027	1,820.8	283.9
2028	182.1	25.8

TOTAL	489,616.3	225,790.9

Carrizo Oil & Gas, Inc. January 31, 2008	Page 3
Fairchild and Wells, Inc. expresses no opinion as to the fair market value of the evaluated properties.
The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the actual sales rates and the prices actually received for the reserves along with the costs incurred in recovering such reserves may vary from those assumptions included in this report. Also, estimates of reserves may increase or decrease as a result of future operations.
In evaluating the information at our disposal concerning this report, we have excluded from our consideration all matters as to which legal or accounting, rather than engineering, interpretation may be controlling. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering data and, therefore, our conclusions necessarily represent only informed professional Judgments.
The titles to the properties have not been examined by Fairchild and Wells, Inc. nor has the actual degree or type of interest owned been independently confirmed. We are independent petroleum engineers and geologists; we do not own an interest in these properties and are not employed on a contingent basis. Basic geologic and field performance data together with our engineering work sheets are maintained on file in our office and are available for review.
It has been a pleasure to serve you by preparing this engineering evaluation.

Yours very truly, Fairchild and Wells, Inc.
/s/ James Fairchild
James Fairchild
President